EXHIBIT 99.3

BELL & HOWELL COMPLETES SALE OF IMAGING TO KODAK

ANN ARBOR, Mich., Feb. 7 /PRNewswire/ -- Bell & Howell Company (NYSE:BHW - news) today announced the completion of the sale of its Imaging unit to Kodak. The transaction, previously announced in late 2000, excluded the scanner equipment business due to regulatory issues and accordingly, closed at $135 million. The Company plans to use the proceeds from the sale to pay down debt. Bell & Howell will retain its scanner business, with Kodak providing service and supplies.

James Roemer, Bell & Howell Chairman, President and Chief Executive Officer, commented, "We are pleased with the outcome of the sale process. Kodak has acquired a great company with many talented and dedicated employees. The completion of the sale of our Imaging business to Kodak also represents an important step in the streamlining of our company. We are in the process of launching the new ProQuest Company, consisting of our Information & Learning and Publishing Services businesses and we are excited and optimistic about our future." Roemer continued, ""For our scanner business customers, it will be business as usual. They can continue to expect us to deliver some of the industry's leading scanners. In addition, we fully expect our scanner equipment business to continue to contribute positively to Bell & Howell's bottom line in 2001."

During the transition period, current policies, processes and procedures are being maintained. Customers should continue to use their existing contacts at either Kodak or Bell & Howell for sales, service, and support.

Risk Factors

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, including without limitation, the cost and availability of intellectual property from third parties, impact of the change in revenue recognition from the Securities and Exchange Commission's SAB #101 pertaining to subscription revenues, decreases in the ability to attract and retain employees for the existing Bell & Howell, obtain capital, including interest rate risks, unexpected merger-related effects, timing and market conditions relating to the sale of the Mail & Messaging Technologies business as well as business execution risk and risk of new competitors, and any necessary regulatory approvals, decreases in funding for Internet access as well as overall acceptance and usage of the Internet in the education and library markets, the willingness of parents to purchase educational products for home use, the availability of free or advertising supported research information on the Internet, decreases or shifts in mail volumes, rate of acceptance of electronic-based mailings, including effects of and rate of acceptance of internet-based solutions, including the automotive business, changes in the business services market, changes in the

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automotive industry, and general economic conditions, all of which could cause actual results to differ materially, and such other risks as discussed in the company's filings with the Securities and Exchange Commission.

About Bell & Howell

Headquartered in Ann Arbor, MI, Bell & Howell Company (NYSE: BHW - news) is a leading information solutions and services provider to industries worldwide. In each of its businesses, the company transforms information through software and services, helping its customers operate more effectively and efficiently. Additional information on Bell & Howell can be found at www.bellhowell.com
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